Exhibit 99.1

IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Douglas Petkus	Justin Victoria
(973) 660-5218	(973) 660-5340

Wyeth Reports

Earnings Results for the

2007 Fourth Quarter and Full Year

➢	2007 Fourth Quarter Worldwide Net Revenue Increased 10% to $5.8 Billion and Reported Diluted Earnings per Share Increased 19% to $0.75. Diluted Earnings per Share, Before Certain Significant Items, Increased 18% to $0.78

➢	2007 Full Year Worldwide Net Revenue Increased 10% to $22.4 Billion and Reported Diluted Earnings per Share Increased 10% to $3.38. Diluted Earnings per Share, Before Certain Significant Items, Increased 12% to $3.52

➢	Seven Product Franchises Surpassed $1.0 Billion in Net Revenue in 2007, Including Three That Exceeded $2.0 Billion in Net Revenue

➢	2008 Full Year Pro Forma Diluted Earnings per Share Guidance of $3.35 to $3.49

Madison, N.J., January 31, 2008 -Wyeth (NYSE: WYE) today reported results for the 2007 fourth quarter and full year ended December 31, 2007. Worldwide net revenue increased 10% to $5.8 billion for the 2007 fourth quarter and 10% to $22.4 billion for the 2007 full year. Excluding the favorable impact of foreign exchange, worldwide net revenue increased 6% for the 2007 fourth quarter and 7% for the 2007 full year.

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Wyeth (Continued)

“Our positive 2007 performance was marked by growth from all three divisions, billion or multi-billion-dollar revenue achievement from seven pharmaceutical product franchises, continued strength in biotech, and contributions from exciting new products like Tygacil® and Torisel™,” said Bernard Poussot, President and Chief Executive Officer, Wyeth. “Looking ahead, we are hopeful that the momentum generated by our existing franchises will be enhanced by new product approvals later this year. We will also be evaluating our current business model and working with our management team to find approaches to help us operate more efficiently over the long-term, and continue as a driving force in global healthcare.”

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Wyeth (Continued)

2007 Fourth Quarter and Full Year Product Highlights

Set forth below is a table of net revenue for Wyeth’s principal products for the 2007 fourth quarter and full year together with the percentage changes from the comparable period in the prior year:

	(UNAUDITED)
	Three Months Ended 12/31/2007		Full Year Ended 12/31/2007
Principal Products	($ in millions)	Increase/ (Decrease)	($ in millions)	Increase/ (Decrease)

Effexor	$968	3%	$3,794	2%

Prevnar	556	11%	2,439	24%

Enbrel (outside the U.S. and Canada)	565	36%	2,045	36%

Protonix	461	10%	1,911	6%

Nutrition	393	28%	1,443	20%

Alliance Revenue (1)	321	(13)%	1,294	(3)%

Zosyn/Tazocin	292	17%	1,137	17%

Premarin Family	264	1%	1,055	0%

Centrum	204	13%	705	7%

Advil	186	8%	684	10%

(1)	Alliance revenue reflects revenue to Wyeth derived from sales of Enbrel (in the United States and Canada), Altace and the CYPHER stent.

Product Highlights

Enbrel® continued to post strong revenue growth during 2007. Enbrel sales in the United States and Canada, reported by Wyeth’s marketing partner Amgen Inc., were $856.0 million for the 2007 fourth quarter and $3,230.0 million for the 2007 full year, increases of 8% and 12% respectively, over the comparable prior periods. Wyeth has exclusive rights to Enbrel outside of the United States and Canada.

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Wyeth (Continued)

Enbrel is a breakthrough product approved for the treatment of chronic inflammatory diseases, including rheumatoid arthritis, juvenile rheumatoid arthritis, ankylosing spondylitis, psoriatic arthritis and psoriasis. Enbrel is now the leading biotech product in total global sales, ranks fifth among the top pharmaceutical products globally by sales, and is among the top 10 best selling medicines in 13 countries. It is also the fastest growing of the top 10 pharmaceutical products.

In November 2007, data presented at the American College of Rheumatology showed strong clinical efficacy, as well as remission, for patients being treated for active early rheumatoid arthritis with Enbrel plus methotrexate compared to methotrexate alone, with 50 percent of patients achieving clinical remission at one year. These results were from the first major early rheumatoid arthritis clinical trial of a biologic to use clinical remission as a primary endpoint.

PREVNAR®, Wyeth’s vaccine to prevent invasive pneumococcal disease in both infants and young children, continues to be the world’s best-selling vaccine. In October 2007, Prevnar became the first vaccine to achieve $2.0 billion in annual global sales. Prevnar is available in 86 countries worldwide and is now included in 19 National Immunization Programs (NIPs), with six additional countries announcing intentions to initiate NIPs.

EFFEXOR® (Effexor and Effexor XR) continues to be the number one global antidepressant in sales and prescription volume and an important therapy in treating adult patients with major depressive disorder, generalized anxiety disorder, social anxiety disorder and panic disorder.

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Wyeth (Continued)

PROTONIX® performed well again in 2007, but is now subject to generic competition. On January 29, 2008, Wyeth and its business partner, Nycomed, announced the U.S. launch of Wyeth’s own generic version of Protonix tablets, following the at-risk launch of generic pantoprazole tablets in the United States by Teva Pharmaceuticals USA, Inc. (Teva) on December 21, 2007. In addition, Sun Pharmaceutical Industries Ltd. (Sun) announced its launch of generic pantoprazole tablets in the United States on January 30, 2008. Wyeth intends to continue its litigation against both Teva and Sun to enforce the Protonix patent.

Additional information regarding Wyeth’s product sales may be accessed on the Company’s Internet Web site at www.wyeth.com by clicking on the “Investor Relations” hyperlink.

R&D Update

In October 2007, the U.S. Food and Drug Administration (FDA) accepted for filing the Company’s supplemental New Drug Application for its first-in-class antibiotic TYGACIL (tigecycline) for the treatment of patients with community-acquired pneumonia. In November 2007, the European Commission approved TORISEL (temsirolimus) for the first-line treatment of patients with advanced renal cell carcinoma. Torisel was approved in the United States in May 2007 for the same indication. In December 2007, Wyeth received a second approvable letter from the FDA for VIVIANT™ (bazedoxifene), a selective estrogen receptor modulator, for the prevention of postmenopausal osteoporosis. The FDA has now advised the Company that the agency expects to convene an Advisory Committee meeting in July to review both the treatment and prevention of osteoporosis indications for Viviant.

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Wyeth (Continued)

In addition, in December, Wyeth and its partner Elan Corporation announced the initiation of patient dosing in a global Phase 3 clinical program for bapineuzumab (AAB-001) in patients with mild to moderate Alzheimer’s disease. On January 10, 2008, Wyeth and its business partner Progenics Pharmaceuticals, Inc. announced that the FDA extended by three months the action date for its review of the New Drug Application for a subcutaneous form of RELISTOR™ (methylnaltrexone) for the treatment of opioid-induced constipation in patients receiving palliative care. The FDA’s new action date is April 30, 2008.

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Wyeth (Continued)

2007 Fourth Quarter Results

Net income and diluted earnings per share for the 2007 fourth quarter were $1,017.4 million and $0.75, respectively, compared with $855.4 million and $0.63 for the 2006 fourth quarter. The 2007 fourth quarter results included charges of $63.9 million ($41.9 million after-tax or $0.03 per share-diluted) related to the Company’s productivity initiatives. The 2006 fourth quarter results included charges of $63.8 million ($48.1 million after-tax or $0.03 per share-diluted) related to the Company’s productivity initiatives. The 2007 and 2006 productivity initiatives charges are considered to be certain significant items for purposes of analyzing the Company’s results of operations. Net income and diluted earnings per share, before certain significant items, for the 2007 fourth quarter were $1,059.3 million and $0.78, respectively, compared with $903.5 million and $0.66, respectively, for the 2006 fourth quarter.

The increase in net income and diluted earnings per share for the 2007 fourth quarter, before certain significant items, resulted from higher net revenue, lower selling, general and administrative expenses, as a percentage of net revenue, lower research and development spending and higher interest income, net, offset, in part, by higher cost of goods sold, as a percentage of net revenue, lower other income, net, and increased income taxes. Included in other income, net were pre-tax gains from product divestitures of $19.1 million and $5.4 million for the 2007 and 2006 fourth quarter, respectively.

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Wyeth (Continued)

2007 Full Year Results

Net income and diluted earnings per share for the 2007 full year were $4,616.0 million and $3.38, respectively, compared with $4,196.7 million and $3.08 for the 2006 full year. The 2007 full year results included charges of $273.4 million ($194.4 million after-tax or $0.14 per share-diluted) related to the Company’s productivity initiatives. The 2006 full year results included charges of $218.6 million ($154.5 million after-tax or $0.11 per share-diluted) related to the Company’s productivity initiatives and a favorable income tax adjustment of $70.4 million ($0.05 per share-diluted) related to the reduction of certain deferred tax asset valuation allowances. The 2007 and 2006 productivity initiatives charges and the 2006 income tax adjustment are considered to be certain significant items for purposes of analyzing the Company’s results of operations. Net income and diluted earnings per share, before certain significant items, for the 2007 full year were $4,810.4 million and $3.52, respectively, compared with $4,280.8 million and $3.14, respectively, for the 2006 full year.

The increase in net income and diluted earnings per share for the 2007 full year, before certain significant items, resulted from higher net revenue, lower selling, general and administrative expenses, as a percentage of net revenue, higher interest income, net and higher other income, net offset, in part, by higher cost of goods sold, as a percentage of net revenue, higher research and development spending and increased income taxes. Included in other income, net were pre-tax gains from product divestitures of $79.4 million and $44.1 million for the 2007 and 2006 full year, respectively.

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Wyeth (Continued)

Productivity Initiatives

The Company continued with its long-term productivity initiatives, known as Project Springboard, which was launched in 2005. The Company recorded charges of $63.9 million ($41.9 million after-tax or $0.03 per share-diluted) for the 2007 fourth quarter and $273.4 million ($194.4 million after-tax or $0.14 per share-diluted) for the 2007 full year. These charges include costs pertaining to the closure of a manufacturing facility owned by Amgen Inc. and used in the production of Enbrel. The closure of the manufacturing facility was completed in the 2007 fourth quarter. The 2006 fourth quarter and full year included productivity initiatives charges of $63.8 million ($48.1 million after-tax or $0.03 per share-diluted) and $218.6 million ($154.5 million after-tax or $0.11 per share-diluted), respectively.

To assist in performing fourth quarter and full year comparisons, a pro forma presentation, which excludes our productivity initiatives and favorable income tax adjustment, is provided under “Results of Operations – As Adjusted” at the end of this press release.

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Wyeth (Continued)

Segment Information

The following table sets forth worldwide net revenue by reportable segment together with the percentage changes from the comparable period in the prior year:

	(UNAUDITED)
	Three Months Ended 12/31/2007		Full Year Ended 12/31/2007
Net Revenue By Reportable Segment	($ in millions)	Increase	($ in millions)	Increase

Pharmaceuticals	$4,724	10%	$18,622	10%

Consumer Healthcare	787	10%	2,736	8%

Animal Health	253	24%	1,042	11%

Consolidated Total	$5,764	10%	$22,400	10%

Pharmaceuticals

Worldwide Pharmaceuticals net revenue increased 10% for the 2007 fourth quarter and full year due primarily to higher sales of Enbrel, Prevnar, Nutrition products, Zosyn®, Protonix and Effexor. The increase in Pharmaceuticals net revenue was offset, in part, by lower sales of Inderal® LA due to generic competition. Alliance revenue decreased 13% to $321 million for the 2007 fourth quarter and decreased 3% to $1,294 million for the 2007 full year due to lower alliance revenue associated with sales of the CYPHER stent and Altace. The decrease was partially offset by higher sales of Enbrel in the United States and Canada. Excluding the favorable impact of foreign exchange, worldwide Pharmaceuticals net revenue increased 6% for the 2007 fourth quarter and 8% for the 2007 full year.

Consumer Healthcare

Worldwide Consumer Healthcare net revenue increased 10% for the 2007 fourth quarter and 8% for the 2007 full year due primarily to an increase in sales of Advil®, Advil® PM,

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Wyeth (Continued)

Advil® Cold & Sinus, Centrum®, Caltrate® and Chapstick® , partially offset by lower sales of Dimetapp® and Robitussin® primarily due to the voluntary recall and replacement program initiated during the 2007 third quarter in connection with the redesign of dosing cups. Excluding the favorable impact of foreign exchange, worldwide Consumer Healthcare net revenue increased 5% for the 2007 fourth quarter and full year.

Animal Health

Worldwide Animal Health net revenue increased 24% for the 2007 fourth quarter and 11% for the 2007 full year primarily due to higher sales of companion animal products, which included sales of our recently launched ProMeris® flea and tick products, as well as higher sales of livestock, equine and poultry products. Excluding the favorable impact of foreign exchange, worldwide Animal Health net revenue increased 17% for the 2007 fourth quarter and 7% for the 2007 full year.

2008 Earnings Guidance

The Company estimates pro forma diluted earnings per share for 2008 will be $3.35 to $3.49, a decrease of 1% to 5% versus 2007. This estimate reflects the impact of generic Protonix and certain assumptions about generic competition for Zosyn and Effexor. The 2008 estimate is considered pro forma as it excludes potential charges resulting from the Company’s ongoing productivity initiatives. Net revenue in 2008 is expected to be comparable with 2007, a reflection of the significant decline in Protonix revenue, and gross margin is expected to continue to be approximately 72% to 74%. Selling, general and administrative expenses are expected to decrease approximately 2%, excluding the effect of foreign exchange, and research and development expenses are projected to be flat. Net interest is expected to be expense in 2008, not income as in 2007, due to declining interest rates, and other income is expected to decline substantially in 2008 primarily due to a decrease in royalty income. The tax rate is expected to be approximately 29% to 31%.

In 2008, Wyeth will begin Project Impact – a company-wide program designed to redefine the Company’s business model to facilitate long-term growth, as well as address short-term fiscal challenges.

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Wyeth (Continued)

Results of Operations

The comparative results of operations are as follows:

(In thousands except per share amounts)

	(UNAUDITED)
	Three Months Ended		Full Year Ended
	12/31/2007	12/31/2006	12/31/2007	12/31/2006
Net Revenue	$5,763,526	$5,220,179	$22,399,798	$20,350,655

Cost of Goods Sold	1,691,418	1,490,920	6,313,687	5,587,851

Selling, General and Administrative Expenses	1,882,476	1,796,036	6,753,698	6,501,976

Research and Development Expenses	882,466	911,094	3,256,785	3,109,060

Interest Income, Net	(17,071)	(6,524)	(90,511)	(6,646)

Other Income, Net(1)	(38,795)	(65,951)	(290,543)	(271,490)

Income Before Income Taxes	1,363,032	1,094,604	6,456,682	5,429,904

Provision for Income Taxes	345,602	239,189	1,840,722	1,233,198

Net Income	$1,017,430	$855,415	$4,615,960	$4,196,706

Basic Earnings Per Share(2)	$0.76	$0.64	$3.44	$3.12

Average Number of Common Shares Outstanding During Each Period - Basic	1,338,559	1,346,087	1,342,552	1,345,386

Diluted Earnings Per Share(2)	$0.75	$0.63	$3.38	$3.08

Average Number of Common Shares Outstanding During Each Period - Diluted	1,367,895	1,379,180	1,374,342	1,374,053

See Notes to Results of Operations and Results of Operations – As Adjusted.

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Wyeth (Continued)

Results of Operations – As Adjusted

Wyeth has prepared the following presentation of its results of operations for the three months and full year ended December 31, 2007 and 2006, adjusted where noted below, to exclude productivity initiatives charges and the 2006 income tax adjustment, which are considered certain significant items during the 2007 and 2006 fourth quarter and full year.

The comparative results of operations – as adjusted are as follows:

(In thousands except per share amounts)

	(UNAUDITED) - AS ADJUSTED
	Three Months Ended		Full Year Ended
	12/31/2007	12/31/2006	12/31/2007	12/31/2006
Net Revenue	$5,763,526	$5,220,179	$22,399,798	$20,350,655

Cost of Goods Sold(3)	1,629,443	1,448,229	6,069,333	5,458,652

Selling, General and Administrative Expenses(3)	1,880,580	1,772,767	6,724,921	6,423,943

Research and Development Expenses(3)	882,437	913,224	3,256,516	3,097,712

Interest Income, Net	(17,071)	(6,524)	(90,511)	(6,646)

Other Income, Net(1)	(38,795)	(65,951)	(290,543)	(271,490)

Income Before Income Taxes	1,426,932	1,158,434	6,730,082	5,648,484

Provision for Income Taxes(3)	367,602	254,994	1,919,722	1,367,703

Net Income(3)	$1,059,330	$903,440	$4,810,360	$4,280,781

Basic Earnings Per Share(2)	$0.79	$0.67	$3.58	$3.18

Average Number of Common Shares Outstanding During Each Period - Basic	1,338,559	1,346,087	1,342,552	1,345,386

Diluted Earnings Per Share(2)	$0.78	$0.66	$3.52	$3.14

Average Number of Common Shares Outstanding During Each Period - Diluted	1,367,895	1,379,180	1,374,342	1,374,053

See Notes to Results of Operations and Results of Operations – As Adjusted.

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Wyeth (Continued)

Notes to Results of Operations and Results of Operations – As Adjusted

(1)	Other income, net included royalty income for the 2007 fourth quarter and full year of $58,351 and $260,399, respectively, compared with $68,764 and $262,628 for the prior year.

(2)	The average number of common shares outstanding for diluted earnings per share is higher than for basic earnings per share due to the assumed conversion of the Company’s outstanding convertible senior debentures, outstanding stock options, deferred contingent common stock awards, performance share awards, restricted stock awards and convertible preferred stock into common stock equivalents using the treasury stock method. For purposes of calculating diluted earnings per share, interest expense, net of capitalized interest and taxes related to the Company’s outstanding convertible senior debentures is added back to reported net income, and the additional common shares (assuming conversion) are included in total shares outstanding. Interest expense, net of capitalized interest and taxes was $10,331 and $33,948 for the 2007 fourth quarter and full year, respectively, compared with $8,168 and $30,009 for the 2006 fourth quarter and full year, respectively.

(3)	Charges related to activities associated with the Company’s productivity initiatives and the 2006 income tax adjustment are considered certain significant items and have been excluded from the results of operations – as adjusted for the 2007 and 2006 fourth quarter and full year as follows:

     Productivity Initiatives

	(UNAUDITED)
	Three Months Ended		Full Year Ended
(In thousands, except per share amounts)	12/31/2007	12/31/2006	12/31/2007	12/31/2006

Cost of Goods Sold	$62,000	$42,700	$244,300	$129,200

Selling, General and Administrative Expenses	1,900	23,200	28,800	78,000

Research and Development Expenses	—	(2,100)	300	11,400

Total Productivity Initiatives Charges	$63,900	$63,800	$273,400	$218,600

Productivity Initiatives Charges, After-tax	$41,900	$48,100	$194,400	$154,500

Decrease in Diluted Earnings per Share	$0.03	$0.03	$0.14	$0.11

     Income Tax Adjustment

The 2006 full year results include an income tax adjustment of $70.4 million ($0.05 per share-diluted) related to the reduction of certain deferred tax asset valuation allowances.

Wyeth calculates net income before certain significant items by excluding the after-tax effect of items considered by management to be unusual from the net income reported under generally accepted accounting principles (GAAP). Wyeth’s management uses this measure to manage and evaluate the Company’s performance and believes it is appropriate to disclose this non-GAAP measure to assist investors with analyzing business performance and trends. The productivity initiatives charges, which include costs associated with the Global Business Operations initiative, the costs of closing certain manufacturing facilities, including accelerated depreciation, certain reorganization expenses and the elimination of certain positions at the Company’s facilities, and the 2006 income tax adjustment related to the reduction of certain deferred tax asset valuation allowances have been excluded as they are not considered to be indicative of continuing operating results. Wyeth’s management believes that excluding these items from the Company’s results provides a more appropriate view of the Company’s operations for the accounting periods presented. These measures should not be considered in isolation or as a substitute for the results of operations and diluted earnings per share prepared in accordance with GAAP.

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Wyeth (Continued)

Wyeth is one of the world’s largest research-driven pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of pharmaceuticals, vaccines, biotechnology products and non-prescription medicines that improve the quality of life for people worldwide. The Company’s major divisions include Wyeth Pharmaceuticals, Wyeth Consumer Healthcare and Fort Dodge Animal Health.

The statements in this press release, including the entire section under the caption “2008 Earnings Guidance,” and on the related conference call, that are not historical facts are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In particular, our 2008 financial guidance is based in part on key assumptions regarding, among other things, the impact of generic pantoprazole tablets on sales of Protonix, achievement of cost reductions relating to Project Impact, the timing and impact of potential generic competition for Zosyn and Effexor XR, and continued growth in sales of certain of our principal products, including Prevnar, Enbrel and our Nutrition business. If the assumptions underlying our 2008 financial guidance prove incorrect, our actual results could differ materially from our guidance. In addition, the statements in this press release and on the related conference call regarding development and regulatory timelines for our pipeline products are subject to risks and uncertainties related to both the timing and success of regulatory submissions and review and decisions by regulatory authorities, including the possibility that regulatory authorities will not agree with our assessments of clinical data or the sufficiency of regulatory submissions, will require additional clinical trials or other data, will take longer to review our submissions than we expect, or will determine not to approve our applications. Other risks and uncertainties that could cause actual results to differ materially from those expressed or implied by forward-looking statements include the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products and pipeline products, government cost-containment initiatives; restrictions on third-party payments for our products; substantial competition in our industry, including from branded and generic products; data generated on our products; the importance of strong performance from our principal products and our anticipated new product introductions; the highly regulated nature of our business; product liability, intellectual property and other litigation risks and environmental liabilities; uncertainty regarding our intellectual property rights and those of others; difficulties associated with, and regulatory compliance with respect to, manufacturing of our products; risks associated with our strategic relationships; economic conditions including interest and currency exchange rate fluctuations; changes in generally accepted accounting principles; trade buying patterns; the impact of legislation and regulatory compliance; risks and uncertainties associated with global operations and sales; and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including our current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K, particularly the discussion under the caption “Item 1A, Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2006, and filed with the Securities and Exchange

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Wyeth (Continued)

Commission on February 26, 2007. The forward-looking statements in this press release and on the related conference call are qualified by these risk factors. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

The Company will hold a conference call with research analysts at 8:00 a.m. Eastern Time today. The purpose of the call is to review the financial results of the Company for the 2007 fourth quarter and full year. Interested investors and others may listen to the call live or on a delayed basis through the Internet webcast, which may be accessed by visiting the Company’s Internet Web site at www.wyeth.com and clicking on the “Investor Relations” hyperlink. Also, for recent announcements and additional information including product sales information, please refer to the Company’s Internet Web site.

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